Exhibit 99.1

We, the undersigned, hereby express our agreement that the attached Amendment No. 14 is filed on behalf of each of the undersigned.

Dated: January 30, 2024

/s/ John D. Gottwald
John D. Gottwald

/s/ William M. Gottwald
William M. Gottwald

/s/ James T. Gottwald
James T. Gottwald

Residual 10-Year CLAT UA FDGJR Living Trust

/s/ James T. Gottwald, as trustee
By: James T. Gottwald, as trustee